Exhibit 99.1

FOR IMMEDIATE RELEASE

October 28, 2010

Contacts:                       Melanie J. Dressel, President and

Chief Executive Officer

(253) 305-1911

Gary R. Schminkey, Executive Vice President

and Chief Financial Officer

(253) 305-1966

COLUMBIA BANKING SYSTEM ANNOUNCES FOURTH CONSECUTIVE QUARTERLY

PROFIT FOR THIRD QUARTER 2010; DECLARES CASH DIVIDEND

Highlights for the Quarter

•	Net income applicable to common shareholders of $2.5 million compared to a loss of $2.6 million for the third quarter 2009

•	Net income of $0.06 per common share, compared to a loss of $0.11 for the same period in the prior year

•	Asset quality continues to improve

•	Repayment of all $76.9 million in Capital Purchase Program funds and redemption of associated stock warrants

•	Maintains very strong capital and liquidity measures

•	Exceptional core deposits at 89% of total deposits

•	Net interest margin increased to 5.24% from 4.30% for the quarter ended December 31, 2009, and 4.34% from third quarter 2009.

•	Deposit market share increases in both Washington and Oregon

TACOMA, Washington—Columbia Banking System, Inc. (NASDAQ: COLB) today announced net income applicable to common shareholders of $2.5 million for the third quarter of 2010 compared to a net loss applicable to common shareholders of $2.6 million for the same quarter of 2009. On a diluted per common share basis, earnings for the quarter were $0.06, compared to a net loss of $0.11 a year earlier. As economic uncertainties continued, management added a $9.0 million provision for loan losses, excluding loans covered under the FDIC loss-sharing agreements, for the quarter ended September 30, 2010 compared to $16.5 million for the third quarter of 2009.

Net income applicable to common shareholders for the nine months ended September 30, 2010 was $13.2 million, compared to a net loss of $8.8 million for the first nine months of 2009. On a diluted per common share basis, earnings for the first nine months of 2010 were $0.38, compared to a loss of $0.45 a year earlier. In addition, earnings were impacted by conversion expenses due to the FDIC-assisted acquisitions of the former American Marine Bank and Columbia River Bank; both conversions have been completed. Including temporary help and vendor-related costs, conversion expenses recognized in the first nine months of 2010 were approximately $1.9 million, with $650,000 incurred in the third quarter 2010.

Melanie Dressel, President & Chief Executive Officer said, “We have gained real momentum as we continue our drive to increase our presence in the Pacific Northwest and benefit from the opportunities available to us during this historic period in our industry. Our share of deposits has increased in markets that are key to achieving our strategic objectives. The addition of new retail locations, as well as two additional experienced teams of bankers in both Washington and Oregon, is progressing well. The transitions of the former Columbia River Bank and American Marine Bank to our systems have been successfully completed, and the integration results of both organizations have exceeded our expectations.”

Ms. Dressel continued, “We are encouraged with our improving credit metrics, resulting in decreases in both our provision for loan losses and total net charge-offs for the quarter.”

Significant Influences on the Quarter Ended September 30, 2010

Capital

On August 11, 2010, Columbia redeemed all 76,898 shares of Series A preferred stock, originally issued to the U.S. Department of the Treasury on November 21, 2008 for approximately $76.9 million in capital under its Capital Purchase Program (“CPP”). During the third quarter, the Company paid a total of $77.8 million to the Treasury, consisting of $76.9 million in principal and $918,504 in accrued and unpaid dividends. Additionally, on September 1, 2010, the Company repurchased the common stock warrant issued to the U.S. Treasury in conjunction with the CPP for $3.3 million. The warrant repurchase, along with the August redemption of the entire amount of Series A preferred stock, represents full repayment of all CPP obligations and cancellation of all equity interests in the Company held by the U.S. Treasury. Earnings available to common shareholders were reduced by $2.3 million by the repayment of the $76.9 million, representing the remaining unamortized discount on the preferred stock.

The Company’s total risk-based capital ratio at September 30, 2010 exceeded 24%, more than double the minimum of 10% required to be “well-capitalized” under applicable regulatory standards. Our excess capital over and above the 10% minimum was approximately $359.4 million at September 30, 2010. At the end of the third quarter 2010, our tangible common equity to tangible assets ratio stood at 14.0% as compared to13.7% at June 30, 2010 and 11.4% at December 31, 2009.

Liquidity

Columbia’s liquidity ratio of approximately 47% for the quarter translates into over $2 billion of available funding for our general operations and to meet the needs of our customers.

Net Interest Margin

Columbia’s net interest margin increased to 5.24% in the third quarter of 2010, up from 4.34% for the same quarter last year and 4.30% in the fourth quarter of 2009. The net interest margin in the third quarter was positively impacted due to the $7.2 million of accretion of the discounts on our acquired loan portfolios. The net interest margin was negatively impacted by interest reversals of $139,000 related to loans moving to nonaccrual status during the quarter. Additionally, the net interest margin was negatively affected by larger levels of interest-earning cash invested at relatively low yields. The Company continues to seek attractive investment opportunities to reduce its level of overnight funds.

During the first nine months of 2010, Columbia’s net interest margin increased to 4.90% from 4.34% a year earlier. Interest reversals impacting the net interest margin for the first nine months of 2010 were $933,000.

The table below shows the effect on the net interest margin of the increased yield from the additional accretion of income over the stated contractual loan rate on the acquired loan portfolios for the third quarter and the first nine months of 2010.

(in thousands)	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2010
Acquired Loan Effective Yield Income	$17,761	$39,255
Less:
Additional Accretion of Income	(7,150)	(8,189)

Stated Interest Income at Loan Note Rate	$10,611	$31,066

Net Interest Margin Excluding Additional Accretion Income	4.47%	4.59%
Reported Net Interest Margin	5.24%	4.90%

Balance Sheet

At September 30, 2010, the Company’s total assets were $4.25 billion, an increase of 34% from $3.20 billion at December 31, 2009. Total shareholders’ equity at September 30, 2010 was $704.7 million, an increase of 33% from $528.1 million at December 31, 2009.

Loans not covered under the FDIC loss-sharing agreements (“noncovered loans”) were $1.93 billion at September 30, 2010, down 4% from $2.01 billion at December 31, 2009. The noncovered loan portfolio continues to be diversified, mitigating risk by minimizing concentration in any one segment. The portfolio includes 39% commercial business loans, 6% total construction including commercial and residential, 3% one-to-four family residential real estate, and 10% consumer. Approximately 42% of the portfolio is commercial real estate, consisting of 59% income property and 41% owner occupied property. Net loans covered under the FDIC-loss sharing agreements (“covered loans”), which provide protection against credit risk on those covered loans, totaled $561 million at September 30, 2010.

Total deposits at September 30, 2010 increased 35% to $3.30 billion from $2.44 billion at September 30, 2009, and 33% from $2.48 billion at December 31, 2009. Core deposits (defined as demand, savings, money market accounts and certificates of deposit under $100,000) increased 42% to $2.93 billion at September 30, 2010, from $2.07 billion at June 30, 2009, and comprised 89% of total deposits.

The table below illustrates growth in core deposits on a linked-quarter basis, showing an increase in core deposits from the first quarter 2010, while total deposits have been impacted as consumers have shifted away from jumbo certificates of deposits.

Three Month Ended	Sept. 30, 2010	June 30, 2010	March 30, 2010
Total Deposits	$3,306,886	$3,284,947	$3,371,165
Core Deposits	$2,934,451	$2,831,319	$2,856,186
Core Deposits as a % of total deposits	89%	86%	85%

Asset Quality

At September 30, 2010, nonperforming assets were $121.1 million, compared to $131.9 million at June 30, 2010 and $129.5 million at December 31, 2009. As of September 30, 2009, nonperforming assets were $148.9 million. The decrease in nonperforming assets for the quarter was primarily centered in term commercial real estate and residential non-accrual construction loans. The balance of the noncovered loan portfolio remained stable for the quarter.

The table below sets forth information with respect to our nonaccrual loans, restructured loans, total nonperforming loans and total nonperforming assets.

(in thousands)	September 30, 2010	June 30, 2010	December 31, 2009
Nonaccrual noncovered loans:
Commercial business	$17,490	$17,309	$18,979
Real estate:
One-to-four family residential	3,063	3,113	1,860
Commercial and five or more family residential real estate	25,282	36,097	24,354

Total real estate	28,345	39,210	26,214
Real estate construction:
One-to-four family residential	25,653	32,653	47,653
Commercial and five or more family residential real estate	14,771	14,282	16,230

Total real estate construction	40,424	46,935	63,883
Consumer	5,147	4,955	1,355

Total nonaccrual loans	91,406	108,409	110,431
Restructured noncovered loans:
Commercial and five or more family residential real estate	5,777	—	—
One-to-four family residential construction	705	687	60

Total restructured noncovered loans	6,482	687	60

Total nonperforming noncovered loans	97,888	109,096	110,491
Noncovered real estate owned and other personal property owned	23,259	22,814	19,037

Total nonperforming noncovered assets	$121,147	$131,910	$129,528

For the quarter ended September 30, 2010, net loan charge-offs were approximately $6.4 million, compared to $13.7 million for the same period a year ago, and $10.7 million during the second quarter of 2010. Charge-offs for the quarter were distributed among commercial business, term commercial real estate, residential construction and consumer loans. The distribution is consistent with management’s expectations as the loan portfolio enters into the latter stages of the credit cycle.

The following table provides an analysis of the Company’s allowance for noncovered loan and lease losses at the dates and the periods indicated.

	Three Months Ended September 30,
(in thousands)	2010	2009
Beginning balance	$59,748	$48,880

Charge-offs:
Commercial business	(1,760)	(4,889)
One-to-four family residential	0	0
Commercial and five-or-more family residential	(1,976)	(237)
One-to-four family residential construction	(1,291)	(5,706)
Commercial and five-or-more family residential construction	0	(2,180)
Consumer	(2,514)	(816)

Total charge-offs	(7,541)	(13,826)

Recoveries	122	127
Commercial business	0	0
One-to-four family residential	5	0
Commercial and five-or-more family residential	573	0
One-to-four family residential construction	0	0
Consumer	426	7

Total recoveries	1,126	134

Net charge-offs	(6,414)	(13,692)
Provision charged to expense	9,000	16,500

Ending balance	$62,334	$51,688

Total noncovered loans, net at end of period	$1,934,162	$2,063,398

Allowance for loan losses to period-end noncovered loans	3.22%	2.50%

For the third quarter 2010, the provision for noncovered loan losses was $9.0 million compared to $16.5 million for the same quarter last year, and $13.5 million for the prior quarter. An additional provision of $0.5 million for covered loans was made for the quarter. The allowance for noncovered loan losses to noncovered period-end loans was 3.22% at September 30, 2010 compared to 2.50% and 2.31% at December 31, 2009 and September 30, 2009, respectively.

Noncovered past due loans were $12.8 million at September 30, 2010, or 0.66% of total non-covered loans compared to $16.0 million, or 0.83% of total noncovered loans, as of June 30, 2010 and $9.1 million, or 0.45% of total loans, as of December 31, 2009.

Ms. Dressel commented, “We are pleased to see both nonperforming assets and net charge-offs decline for the quarter. This past quarter represents our fifth consecutive quarter of declining net charge-offs and provisions. This improvement resulted in our ability to strengthen our balance sheet by increasing our reserves for noncovered loans to total loans while reducing the amount of the provision expense for loan and lease losses for the current quarter. The trends in our loan portfolio remain positive; however, the pace of improvement has been slower than we had hoped, due to the sluggish economic recovery.”

Operating Results

Quarter ended September 30, 2010

Net Interest Income

Net interest income for the third quarter of 2010 was $47.0 million, an increase of 61% from $29.1 million for the same quarter in 2009, primarily due to the impact of the addition of Columbia River Bank and American Marine Bank loan portfolios. The Company’s net interest margin increased to 5.24% in the third quarter of 2010, from 4.34% for the same quarter last year. The net interest margin was negatively impacted by interest reversals for the quarter ended September 30, 2010 related to noncovered nonaccrual loans, and by the short-term investment of the proceeds of the May, 2010 equity offering. However, the net interest margin was positively impacted by accretion of the discount on the loan portfolios acquired in the two FDIC-assisted transactions.

Average interest-earning assets were $3.65 billion during the quarter, an increase of 31% compared with $2.78 billion during the same quarter of 2009. The yield on average interest-earning assets increased 52 basis points (a basis point equals 1/100 of 1%) to 5.80% during the third quarter compared with 5.28% during the same quarter of 2009. During the same period, average interest-bearing liabilities increased to $2.64 billion, or 31%, from $2.02 billion in the third quarter of 2009. The cost of average interest-bearing liabilities decreased 52 basis points to 0.77% during the quarter, from 1.29% in the same quarter of 2009.

Average interest-earning assets increased to $3.55 billion in the first nine months of 2010 from $2.75 billion in the 2009 period. The yield on average interest-earning assets increased 13 basis points to 5.52% in the first nine months of 2010, from 5.39% in 2009. Average interest-bearing liabilities were $2.63 billion compared to $2.08 billion for the first nine months of 2009. The cost of average interest-bearing liabilities decreased 56 basis points to 0.84% in the first nine months of 2010, compared with 1.40% for the 2009 period.

Noninterest Income

Noninterest income was $5.2 million, compared to $7.2 million in the third quarter of last year. The decrease was primarily due to a $4.5 million change in the FDIC indemnification asset recorded during the third quarter 2010. Noninterest income was positively impacted by an increase of $2.7 million in service charges and other fees primarily attributable to the addition of Columbia River Bank and American Marine Bank.

The table below illustrates the effect on noninterest income for the change in the FDIC indemnification asset and the gain on bank acquisition for the three months and nine months ended September 30, 2010.

(in thousands)	Three Months Ended September 30, 2010	Nine Months Ended September 30, 2010
Noninterest Income	$5,183	$36,893
Add:
Change in Indemnification Asset	4,536	1,137
Less:
Gain on Bank Acquisition		(9,818)

As Adjusted	$9,719	$28,212

Noninterest Expense

Total noninterest expense for the third quarter of 2010 was $33.5 million, an increase of 45% from $23.1 million for the same quarter in 2009. The addition of operating expenses of Columbia River Bank and American Marine Bank, both acquired in January 2010, was the primary reason for the increase. Ms. Dressel noted, “We expect OREO-related expenses to remain elevated as we work through the credit cycle.”

Organizational Update

Ms. Dressel commented, “We were very pleased with the increase in our share of the deposit market in both Washington and Oregon, as reported by the FDIC in its annual analysis as of June 30, 2010. In addition to increases due to our two acquisitions, our share of deposits grew as the result of financial industry disruptions in the communities we serve, highlighting our external focus on true customer service. Columbia now ranks 9th in deposit market share in Washington, up from 11th a year ago, and ranks in 12th place in Oregon, up from 27th place in 2009. We significantly increased our market share in our headquarters county, Pierce County, moving from 15.5% to over 18%.”

Ms. Dressel noted, “We continue to receive positive responses from customers in the new communities we serve in both Oregon and Washington. I would like to express my thanks to our team members for the successful and smooth conversion of the former American Marine Bank to our system during the third quarter.”

Cash Dividend Announcement

The Board of Directors has announced a quarterly cash dividend of $0.01 per common share, which will be paid on November 24, 2010 to shareholders of record as of the close of business on November, 10 2010.

Conference Call

Columbia’s management will discuss the third quarter 2010 financial results on a conference call scheduled for Thursday, October 28, 2010 at 1:00 p.m. PDT (4:00 p.m. EDT). Interested parties may listen to this discussion by calling 1-888-318-7969; Conference ID code #17852058.

A conference call replay will be available from approximately 4:00 p.m. PDT on October 28, 2010, through midnight PDT on November 4, 2010. The conference call replay can be accessed by dialing 1-800-642-1687 and entering Conference ID code #17852058.

About Columbia

Headquartered in Tacoma, Washington, Columbia Banking System, Inc. is the holding company of Columbia Bank, a Washington state-chartered full-service commercial bank which was awarded third place in the large employer category by Seattle Business Magazine’s 100 Best Companies to Work For 2010 and was designated one of Puget Sound Business Journal’s “Washington’s Best Workplaces 2009”.

With the January, 2010 FDIC-assisted acquisitions of Columbia River Bank and American Marine Bank, Columbia Banking System has 83 banking offices, including 59 branches in Washington State and 24 branches in Oregon. Columbia Bank does business under the Bank of Astoria name at the Bank of Astoria’s former branches located in Astoria, Warrenton, Seaside, Cannon Beach, Manzanita and Tillamook. More information about Columbia can be found on its website at www.columbiabank.com.

Source: Columbia Banking System, Inc.

# # #

Note Regarding Forward-Looking Statements

This news release includes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These forward looking statements describe Columbia’s management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia’s style of banking and the strength of the local economy. The words “will,” “believe,” “expect,” “intend,” “should,” and “anticipate” and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia’s filings with the Securities and Exchange Commission, available at the SEC’s website at www.sec.gov and the Company’s website at www.columbiabank.com, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual reports on Form 10-K and quarterly reports on Form 10-Q, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (1) local, national and international economic conditions may be less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates may reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches may be lower than expected; (4) costs or difficulties related to the integration of acquisitions may be greater than expected; (5) competitive pressure among financial institutions may increase significantly; and (6) legislation or regulatory requirements or changes may adversely affect the businesses in which Columbia is engaged. We believe the expectations reflected in our forward-looking statements are reasonable, based on information available to us on the date hereof. However, given the described uncertainties and risks, we cannot guarantee our future performance or results of operations and you should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The factors noted above and the risks and uncertainties described in our SEC filings should be considered when reading any forward-looking statements in this release.

FINANCIAL STATISTICS

Columbia Banking System, Inc.

Unaudited	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands except per share)	2010	2009	2010	2009
Earnings
Net interest income	$46,965	$29,118	$125,971	$85,552
Provision for loan and lease losses, excluding covered loans	$9,000	$16,500	$37,500	$48,500
Noninterest income	$5,183	$7,190	$36,893	$21,164
Noninterest expense	$33,520	$23,146	$102,162	$71,641
Net income (loss)	$5,204	$(1,502)	$18,176	$(5,520)
Net income (loss) applicable to common shareholders	$2,474	$(2,605)	$13,229	$(8,818)

Per Common Share
Earnings (loss) (basic)	$0.06	$(0.11)	$0.39	$(0.45)
Earnings (loss) (diluted)	$0.06	$(0.11)	$0.38	$(0.45)

Averages
Total assets	$4,360,913	$3,077,005	$4,212,668	$3,053,189
Interest-earning assets	$3,654,932	$2,783,121	$3,550,290	$2,753,877
Loans	$2,500,302	$2,088,478	$2,497,396	$2,154,793
Securities	$715,201	$593,516	$718,023	$563,914
Deposits	$3,297,583	$2,395,311	$3,246,323	$2,352,774
Core deposits	$2,887,044	$1,977,977	$2,772,921	$1,913,195
Interest-bearing deposits	$2,467,763	$1,857,708	$2,450,625	$1,858,977
Interest-bearing liabilities	$2,640,738	$2,019,051	$2,625,557	$2,075,524
Noninterest-bearing deposits	$829,820	$537,603	$795,698	$493,797
Shareholders’ equity	$739,155	$478,589	$655,377	$438,983

Financial Ratios
Return on average assets	0.47%	-0.19%	0.58%	-0.24%
Return on average common equity	1.39%	-2.56%	2.97%	-3.23%
Average equity to average assets	16.95%	15.55%	15.56%	14.38%
Net interest margin	5.24%	4.34%	4.90%	4.34%
Efficiency ratio (tax equivalent)(1)	68.33%	60.85%	68.32%	62.72%

	September 30,		December 31,
Period end	2010	2009	2009
Total assets	$4,245,260	$3,167,028	$3,200,930
Covered assets	$578,270	$—	$—
Loans, excluding covered loans	$1,934,162	$2,063,398	$2,008,884
Allowance for loan and lease losses	$62,334	$51,688	$53,478
Securities	$710,649	$658,227	$631,645
Deposits	$3,306,886	$2,443,567	$2,482,705
Core deposits	$2,934,451	$2,027,482	$2,072,821
Shareholders’ equity	$704,692	$527,920	$528,139
Book value per common share	$17.92	$16.15	$16.13
Nonperforming assets, excluding covered assets
Nonaccrual loans	$91,406	$130,718	$110,431
Restructured loans accruing interest	6,482	—	60
Other real estate owned and other personal property owned	23,259	18,137	19,037

Total nonperforming assets, excluding covered assets	$121,147	$148,855	$129,528

Nonperforming loans to period-end loans, excluding covered loans	5.06%	6.34%	5.50%
Nonperforming assets to period-end assets, excluding covered assets	3.30%	4.70%	4.05%
Allowance for loan and lease losses to period-end loans, excluding covered loans	3.22%	2.50%	2.66%
Allowance for loan and lease losses to nonperforming loans, excluding covered loans	63.68%	39.54%	48.40%
Allowance for loan and lease losses to nonperforming assets, excluding covered assets	51.45%	34.72%	41.29%
Net loan charge-offs	$28,644 (2)	$39,559 (3)	$52,769 (4)

(1)	Noninterest expense, excluding net cost of operation of other real estate divided by the sum of net interest income and noninterest income on a tax equivalent basis, excluding gain/loss on sale of investment securities, proceeds from redemption of Visa and Mastercard shares, gain on bank acquisition, incremental interest income accretion on the acquired loan portfolio and the change in FDIC indemnification asset.
(2)	For the nine months ended September 30, 2010.
(3)	For the nine months ended September 30, 2009.
(4)	For the twelve months ended December 31, 2009.

FINANCIAL STATISTICS

Columbia Banking System, Inc.

Unaudited	September 30,
(in thousands)	2010		2009
Loan Portfolio Composition
Loans not covered under FDIC loss share agreements:
Commercial business	$761,113	39.4%	$754,191	36.6%

Real Estate:
One-to-four family residential	53,583	2.8%	64,342	3.1%
Five or more family residential and commercial	819,415	42.4%	862,730	41.8%

Total Real Estate	872,998	45.1%	927,072	44.9%

Real Estate Construction:
One-to-four family residential	80,289	4.2%	130,704	6.3%
Five or more family residential and commercial	33,929	1.8%	51,735	2.5%

Total Real Estate Construction	114,218	5.9%	182,439	8.8%
Consumer	189,495	9.8%	204,314	9.9%

Subtotal loans	1,937,824	100.2%	2,068,016	100.2%
Less: Deferred loan fees	(3,662)	-0.2%	(4,618)	-0.2%

Total loans not covered under FDIC loss share agreements, net of deferred fees	1,934,162	100.0%	2,063,398	100.0%

Loans covered under FDIC loss share agreements:

Covered loans	561,131		—

Total loans, net	$2,495,293		$2,063,398

Loans held for sale	$1,513		$—

	September 30,
	2010		2009
Deposit Composition
Core deposits:
Demand and other non-interest bearing	$864,920	26.2%	$490,512	20.2%
Interest bearing demand	645,875	19.5%	447,019	19.4%
Money market	896,135	27.1%	691,399	22.6%
Savings	206,713	6.3%	136,739	5.7%
Certificates of deposit less than $100,000	320,808	9.7%	261,813	12.0%

Total core deposits	2,934,451	88.8%	2,027,482	79.9%
Certificates of deposit greater than $100,000	303,527	9.2%	264,982	13.4%
Wholesale certificates of deposit (CDARS®)	44,786	1.4%	92,890	4.1%
Wholesale certificates of deposit	23,155	0.7%	58,213	2.6%

Subtotal	3,305,919	100.0%	2,443,567	100.0%
Premium resulting from acquisition date fair value adjustment	967		—

Total Deposits	$3,306,886		$2,443,567

QUARTERLY FINANCIAL STATISTICS

Columbia Banking System, Inc.

	Three Months Ended
Unaudited	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
(in thousands except per share)	2010	2010	2010	2009	2009
Earnings
Net interest income	$46,965	$40,732	$38,274	$29,800	$29,118
Provision for loan and lease losses, excluding covered loans	$9,000	$13,500	$15,000	$15,000	$16,500
Noninterest income	$5,183	$13,237	$18,473	$8,526	$7,190
Noninterest expense	$33,520	$34,745	$33,897	$22,847	$23,146
Net income (loss)	$5,204	$5,056	$7,916	$1,552	$(1,502)
Net income (loss) applicable to common shareholders	$2,474	$3,946	$6,809	$447	$(2,605)

Per Common Share
Earnings (loss) (basic)	$0.06	$0.11	$0.24	$0.02	$(0.11)
Earnings (loss) (diluted)	$0.06	$0.11	$0.24	$0.02	$(0.11)
Book value	$17.92	$17.83	$16.44	$16.13	$16.15

Averages
Total assets	$4,360,913	$4,327,894	$3,945,042	$3,177,098	$3,077,005
Interest-earning assets	$3,654,932	$3,624,548	$3,368,241	$2,872,842	$2,783,121
Loans, including covered loans	$2,500,302	$2,550,813	$2,440,415	$2,034,903	$2,088,478
Securities	$715,201	$728,169	$710,648	$643,716	$593,516
Deposits	$3,297,583	$3,303,661	$3,135,949	$2,453,553	$2,395,311
Core deposits	$2,887,044	$2,820,378	$2,608,279	$2,039,533	$1,977,977
Interest-bearing deposits	$2,467,763	$2,487,757	$2,395,562	$1,890,479	$1,857,708
Interest-bearing liabilities	$2,640,738	$2,663,584	$2,571,588	$2,041,761	$2,019,051
Noninterest-bearing deposits	$829,820	$815,904	$740,387	$563,074	$537,603
Shareholders’ equity	$739,155	$684,929	$539,856	$530,804	$478,589

Financial Ratios
Return on average assets	0.47%	0.47%	0.81%	0.19%	(0.19)%
Return on average common equity	1.39%	2.59%	5.93%	0.39%	(2.56)%
Average equity to average assets	16.95%	15.83%	13.68%	16.71%	15.55%
Net interest margin	5.24%	4.66%	4.78%	4.30%	4.34%
Efficiency ratio (tax equivalent)	68.33%	68.15%	67.03%	58.12%	60.85%

Period end
Total assets	$4,245,260	$4,289,115	$4,133,812	$3,200,930	$3,167,028
Covered assets	$578,270	$599,306	$634,443	$—	$—
Loans, excluding covered loans	$1,934,162	$1,945,972	$1,949,609	$2,008,884	$2,063,398
Allowance for loan and lease losses	$62,334	$59,748	$56,981	$53,478	$51,688
Securities	$710,649	$727,825	$736,939	$631,645	$658,227
Deposits	$3,306,886	$3,284,947	$3,371,165	$2,482,705	$2,443,567
Core deposits	$2,934,451	$2,831,319	$2,856,186	$2,072,821	$2,027,482
Shareholders’ equity	$704,692	$775,295	$538,721	$528,139	$527,920

Nonperforming assets, excluding covered assets
Nonaccrual loans	$91,406	$108,409	$105,565	$110,431	$130,718
Restructured loans accruing interest	6,482	687	287	60	—

Other real estate owned and other personal property owned	23,259	22,814	20,726	19,037	18,137

Total nonperforming assets, excluding covered assets	$121,147	$131,910	$126,578	$129,528	$148,855

Nonperforming loans to period-end loans, excluding covered loans	5.06%	5.61%	5.43%	5.50%	6.34%

Nonperforming assets to period-end assets, excluding covered assets	3.30%	3.57%	3.62%	4.05%	4.70%
Allowance for loan and lease losses to period-end loans, excluding covered loans	3.22%	3.07%	2.92%	2.66%	2.50%
Allowance for loan and lease losses to nonperforming loans, excluding covered loans	63.68%	54.77%	53.83%	48.40%	39.54%
Allowance for loan and lease losses to nonperforming assets, excluding covered assets	51.45%	45.29%	45.02%	41.29%	34.72%
Net loan charge-offs	$6,414	$10,733	$11,497	$13,210	$13,692

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

Columbia Banking System, Inc.

(Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands except per share)	2010	2009	2010	2009
Interest Income
Loans	$44,882	$29,151	$120,769	$88,202
Taxable securities	4,660	4,327	14,113	12,730
Tax-exempt securities	2,252	2,169	6,988	6,258
Federal funds sold and deposits in banks	281	53	640	69

Total interest income	52,075	35,700	142,510	107,259

Interest Expense
Deposits	4,007	5,531	13,282	18,297
Federal Home Loan Bank and Federal Reserve Bank borrowings	716	651	2,131	2,116
Long-term obligations	266	280	769	937
Other borrowings	121	120	357	357

Total interest expense	5,110	6,582	16,539	21,707

Net Interest Income	46,965	29,118	125,971	85,552
Provision for loan and lease losses, excluding covered loans	9,000	16,500	37,500	48,500
Provision for losses on covered loans	453	—	453	—

Net interest income after provision	37,512	12,618	88,018	37,052
Noninterest Income
Gain on bank acquisition	—	—	9,818	—
Service charges and other fees	6,518	3,806	18,384	10,982
Merchant services fees	2,053	1,957	5,705	5,607
Redemption of Visa and Mastercard shares	—	—	58	49
Bank owned life insurance (“BOLI”)	521	515	1,541	1,532
Change in indemnification asset	(4,536)	—	(1,137)	—
Other	627	912	2,524	2,994

Total noninterest income	5,183	7,190	36,893	21,164

Noninterest Expense
Compensation and employee benefits	17,574	11,869	52,057	36,017
Occupancy	4,278	3,023	12,554	9,005
Merchant processing	1,112	896	3,439	2,589
Advertising and promotion	630	296	2,253	1,675
Data processing and communications	2,477	1,010	6,923	2,974
Legal and professional fees	1,609	793	4,584	2,779
Taxes, licenses and fees	803	582	2,055	1,975
Regulatory premiums	1,952	1,220	4,910	4,719
Net cost of operation of other real estate	(1,442)	318	(802)	590
Amortization of intangibles	1,044	259	2,886	797
Other	3,483	2,880	11,303	8,521

Total noninterest expense	33,520	23,146	102,162	71,641

Income (loss) before income taxes	9,175	(3,338)	22,749	(13,425)
Income tax provision (benefit)	3,971	(1,836)	4,573	(7,905)

Net Income (Loss)	$5,204	$(1,502)	$18,176	$(5,520)

Net Income (Loss) Applicable to Common Shareholders	$2,474	$(2,605)	$13,229	$(8,818)

Earnings (loss) per common share
Basic	$0.06	$(0.11)	$0.39	$(0.45)
Diluted	$0.06	$(0.11)	$0.38	$(0.45)
Dividends paid per common share	$0.01	$0.01	$0.03	$0.06
Weighted average number of common shares outstanding	38,976	23,468	33,938	19,837
Weighted average number of diluted common shares outstanding	39,137	23,468	34,142	19,837

CONSOLIDATED CONDENSED BALANCE SHEETS

Columbia Banking System, Inc.

(Unaudited)			September 30,	December 31,
(in thousands)			2010	2009
ASSETS
Cash and due from banks			$77,235	$55,802
Interest-earning deposits with banks			448,854	249,272

Total cash and cash equivalents			526,089	305,074
Securities available for sale at fair value (amortized cost of $656,986 and $602,675, respectively)			692,741	620,038
Federal Home Loan Bank stock at cost			17,908	11,607
Loans held for sale			1,513	—
Loans, excluding covered loans, net of deferred loan fees of ($3,662) and ($4,616), respectively			1,934,162	2,008,884
Less: allowance for loan and lease losses			62,334	53,478

Loans, excluding covered loans, net			1,871,828	1,955,406
Covered loans			561,131	—
Less: allowance for losses on covered loans			453	—

Covered loans, net			560,678

Total loans, net			2,432,506	1,955,406
FDIC indemnification asset			166,696	—
Interest receivable			11,441	10,335
Premises and equipment, net			62,824	62,670
Other real estate owned, covered under FDIC loss sharing agreements			17,017	—
Other real estate owned			23,259	19,037

Total other real estate owned			40,276	19,037
Goodwill			109,639	95,519
Core deposit intangible, net			19,733	4,863
Other assets			163,894	116,381

Total Assets			$4,245,260	$3,200,930

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing			$864,920	$574,687
Interest-bearing			2,441,966	1,908,018

Total deposits			3,306,886	2,482,705
Federal Home Loan Bank advances			119,584	100,000
Securities sold under agreements to repurchase			25,000	25,000
Other borrowings			1,599	86
Long-term subordinated debt			25,719	25,669
Other liabilities			61,780	39,331

Total liabilities			3,540,568	2,672,791
Commitments and contingent liabilities

	September 30, 2010	December 31, 2009
Preferred stock (no par value, 76,898 aggregate liquidation preference)
Authorized shares	2,000	2,000
Issued and outstanding	—	77	—	74,301
Common Stock (no par value)
Authorized shares	63,033	63,033
Issued and outstanding	39,328	28,129	576,438	348,706
Retained earnings			105,478	93,316
Accumulated other comprehensive income			22,776	11,816

Total shareholders’ equity			704,692	528,139

Total Liabilities and Shareholders’ Equity			$4,245,260	$3,200,930